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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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National Technical Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL TECHNICAL SYSTEMS, INC.
24007 Ventura Boulevard
Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held July 16, 2010

To the Shareholders of National Technical Systems, Inc.:

        Notice is hereby given that the 2010 Annual Meeting of Shareholders (the "Annual Meeting") of National Technical Systems, Inc., a California corporation ("NTS" or the "Company"), will be held at the Marriott Los Angeles Airport, 5855 West Century Boulevard, Los Angeles, CA 90045 on Friday, July 16, 2010 at 11:00 a.m., Pacific Time, for the purpose of considering and acting upon the following matters:

  1.
  Election of Directors.    To elect as Class II directors for terms expiring in 2013, and until their respective successors are duly elected and qualified, the following three nominees recommended by the Board of Directors: Aaron Cohen, Dr. John Foster and Dan Yates.

  2.
  Amend the Company's 2006 Equity Incentive Plan (the "2006 Plan").    To increase the number of shares reserved for issuance under the 2006 Plan from 300,000 to 1,800,000.

  3.
  Ratify the Appointment of Independent Registered Public Accounting Firm.    To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2011.

  4.
  Transaction of Other Business.    To transact such other business and to consider and take action upon any and all matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof.

        Pursuant to the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on May 20, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of the shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose relating to the Annual Meeting, during ordinary business hours at the Company's principal offices located at 24007 Ventura Boulevard, Calabasas, California 91302.

        Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting to be held on July 16, 2010: In accordance with new rules issued by the Securities and Exchange Commission, you may access our January 31, 2010 fiscal year end Annual Report and our Proxy Statement at http://materials.proxyvote.com/638104 which does not have "cookies" that identify visitors to the site.

By Order of the Board of Directors,
Calabasas, California May 28, 2010	Raffy Lorentzian Chief Financial Officer and Secretary

        YOU ARE URGED TO VOTE IN FAVOR OF THE PROPOSALS BY SIGNING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. THE ENCLOSED PROXY IS BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS. ANY SHAREHOLDER GIVING A PROXY MAY REVOKE IT PRIOR TO THE TIME IT IS VOTED BY FILING WITH THE SECRETARY OF THE COMPANY A SIGNED INSTRUMENT REVOKING IT OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

NATIONAL TECHNICAL SYSTEMS, INC.
24007 Ventura Boulevard,
Calabasas, California 91302

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To be held July 16, 2010

 INFORMATION CONCERNING SOLICITATION AND VOTING STOCK

General

        This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies for use at the 2010 Annual Meeting of Shareholders (the "Annual Meeting") of National Technical Systems, Inc., a California corporation ("NTS" or the "Company"), to be held at the Marriott Los Angeles Airport, 5855 West Century Boulevard, Los Angeles, CA 90045 on Friday, July 16, 2010 at 11:00 a.m., Pacific Time, and at any and all adjournments thereof.

        It is anticipated that this Proxy Statement and the accompanying notice and form of proxy will be mailed to shareholders eligible to receive notice of, and to vote at, the Annual Meeting on or about May 28, 2010.

        The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2010 is included with this Proxy Statement. An electronic copy of the Annual Report is also available free of charge on the Securities and Exchange Commission ("SEC") website located on the Internet at www.sec.gov.

Revocability of Proxies

        A form of proxy for voting your shares at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to and may revoke it at any time before it is exercised by filing with the Company's Secretary a signed instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxyholders will be suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person by advising the Chairman of the Annual Meeting of his or her election to vote in person, and voting in person at the Annual Meeting. Subject to such revocation or suspension, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted by the proxyholders in accordance with the instructions specified on the proxy.

        Unless otherwise directed in the accompanying proxy, the shares represented by your executed proxy will be voted "FOR" election of each of the director-nominees named herein, "FOR" the proposed amendment to increase the shares reserved for issuance under the 2006 Equity Incentive Plan and "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2011 and if any other business is properly presented at the Annual Meeting, such proxy will be voted in accordance with the recommendations of management of the Company.

Proxy Solicitation Costs

        This solicitation of proxies is made by the Company and the Company will bear the entire cost of such solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement and any additional material which may be furnished to shareholders by the Company. Copies of solicitation material may be furnished to brokerage houses, fiduciaries, and custodians to forward to their principals, and the Company may reimburse them for their expenses in so doing. The Company does not expect to pay any commission or remuneration to any person for solicitation of proxies.

        Solicitation may be made by mail, personal interview, telephone, e-mail and other electronic communication by officers and regular employees of the Company. The Company will not pay any additional compensation to officers or regular employees for such services, but may reimburse them for reasonable out-of-pocket expenses incurred by them in connection with such solicitation.

Quorum; Voting Rights

        The close of business on May 20, 2010, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company at May 20, 2010, consisted of 9,681,183 shares of no par value common stock ("Common Stock"). Voting securities include unvested restricted shares. Shareholders representing a majority of outstanding Common Stock must be present in person or by proxy to constitute a quorum at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting, including, without limitation, a motion to adjourn the Annual Meeting to another time or place in order to solicit additional proxies approving matters recommended by the Board of Directors.

        A plurality of the votes cast in person or by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of the proposal to increase the number of shares reserved for issuance under the 2006 Equity Incentive Plan and for ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2011.

        Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in such shareholder's name on the books of the Company as of the record date on any matter submitted to the shareholders. In voting for the election of directors, shareholders do not have the right to cumulate their votes. Brokers who hold shares of Common Stock for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchanges or other organizations of which they are members. Members of the New York Stock Exchange (NYSE) are permitted to vote their clients' proxies in their own discretion on certain matters if the clients have not furnished prior voting instructions. However, the NYSE defines various proposals as "non-discretionary" and brokers who have not received voting instructions from their clients do not have discretion to vote on those items. When a broker votes a client's shares on some but not all of the proposals at a meeting, the withheld votes are referred to as "broker non-votes."

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The Company has a classified Board of Directors, which currently consists of a total of nine directors, who are divided among the three classes.. All directors serve until their respective successors are duly elected and qualified. At each annual meeting of the shareholders, directors in a class are elected for a term of three years to succeed the directors in that class whose terms expire at such annual meeting.

        The term of the Company's Class II directors will expire on the date of the upcoming Annual Meeting. Accordingly, three persons are to be elected to serve as Class II directors. The Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Aaron Cohen, John Foster and Dan Yates, as nominees for election at the Annual Meeting. Messrs Cohen and Yates were elected to serve as directors at the annual meeting of shareholders in 2007. Dr. Foster was elected a director by the directors in 2009 to fill a vacancy created by the death of director Ralph Clements. If elected, Messrs. Cohen, Foster and Yates will serve as directors until the Company's annual meeting of shareholders in 2013, and until their successors are duly elected and qualified. If any one of

Messrs. Cohen, Foster and Yates declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the Board of Directors may designate, although the Company is unaware of a reason why any of these nominees would be unable or unwilling to serve as a director.

Members of the Board of Directors

        The following sets forth, as of May 20, 2010, the names of, and certain information concerning the Company's directors and the director-nominees:

Name	Age	Position or Office	Director Since	End of Term
Class II Directors:
Aaron Cohen	73	Co-founder and Vice Chairman of the Board of the Company	1997	2010	(1)
Dr. John Foster	51	Chairman and Chief Executive Officer of Innovative Micro Technology, Inc.	2009	2010	(1)
Dan Yates	49	President and Chief Executive Officer of Regents Bank	2003	2010	(1)
Class III Directors:
Dr. Jack Lin	77	Co-founder and Chairman Emeritus	1975	2011
Robert Lin	52	President and Chief Executive Officer of MTI Marketing Techniques, Inc.	1988	2011
Norman Wolfe	62	President of Quantum Leaders, Inc.	2001	2011
Class I Directors:
John Gibbons	61	Independent Consultant	2003	2012
William McGinnis	51	Chief Executive Officer and President of the Company	1994	2012
Donald Tringali	52	Chairman of the Board of the Company and President of Augusta Advisory Group	1999	2012

(1)
Director-nominee slated for re-election at the Annual Meeting.

        Aaron Cohen is a founder, Vice Chairman of the Board and Senior Vice President, Corporate Development of the Company. He has been associated with the Company since 1961. Mr. Cohen is a director of Tetragenex Pharmaceuticals, Inc, (Nasdaq Bulletin Board: TTRXQ.OB), a biopharmaceutical company. The Nominating Committee believes that Mr. Cohen's long - time history with and significant knowledge of the Company as one of its founders, his experience as a chief executive officer and directorship of another public company and extensive expertise in engineering operations provide significant support for his nomination and service as a director of the Company.

        Dr. John Foster has been the Chairman and Chief Executive Officer of Innovative Micro Technology, Inc., a MEMS (micro-electromechanical systems) contract manufacturer and foundry, for more than five years. The Nominating Committee believes that Dr. Foster's background and experience in technology-driven companies, his public company chief executive officer experience, foreign company operational responsibilities and development of innovative technologies provide substantial support for his nomination and service as a director of the Company.

        Dan Yates is President and Chief Executive Officer of Regents Bank, which he helped establish in 2001. The Nominating Committee believes that Mr. Yates' significant experience as president of a commercial bank and his extensive knowledge of commercial lending and financing of a variety of commercial businesses and attainment of financial objectives provide substantial support for his nomination and service as a director of the Company.

        Dr. Jack Lin is a founder and Chairman Emeritus of the Company. Until April 30, 2010, he was Chairman of the Board of the Company. He has been associated with the Company continuously since 1961. The Nominating Committee believes that Dr. Lin's long history with the Company, as a founder and its chief executive officer, extensive knowledge of all aspects of the Company's business, experience in driving operational excellence and financial results under varying economic conditions provide substantial support for his nomination and service as a director of the Company.

        Robert Lin has been President and Chief Executive Officer of MTI-Marketing Techniques, Inc., a manufacturer and distributor of products for the advertising specialty and premium markets, for more than five years. The Nominating Committee believes that Mr. Lin's substantial service as the chief executive officer of a manufacturing and distribution company, operational responsibilities, significant experience with the Company and track record of achievement provide substantial support for his nomination and service as a director of the Company.

        Norman Wolfe has been President of Quantum Leaders, Inc., a management consulting firm for more than five years. The Nominating Committee believes that Mr. Wolfe's substantial experience as chief executive officer of a company, extensive experience in providing consulting services to a broad spectrum of businesses and deep knowledge and experience in corporate governance matters for public companies provide substantial support for his nomination and service as a director of the Company.

        John Gibbons has been an independent consultant since April 2004. Prior to April 2004, Mr. Gibbons was Vice Chairman of TMC Communications, Inc., a long distance, data and Internet services provider. He is a director of Deckers Outdoor Corporation, (Nasdaq: DECK), a designer, producer and brand manager of high-quality footwear. The Nominating Committee believes that Mr. Gibbons' extensive experience as a chief executive officer of several companies, directorship of other public companies and background as a certified public accountant, together with his financial experience and acumen, provide substantial support for his nomination and service as a director of the Company.

        William McGinnis is President and Chief Executive Officer of the Company. He has been associated with the Company continuously since 1980. The Nominating Committee believes that Mr. McGinnis' extensive management, operational and engineering experience and acumen, his long history with the Company and his proven record of attaining operational and financial objectives under a variety of economic and competitive conditions, provide substantial support for his nomination and service as a director of the Company.

        Donald Tringali became Chairman of the Board effective May 1, 2010. Prior to that date, he was Vice Chairman of the Board from June 1996. He has been President of the Augusta Advisory Group, a management consulting company, for more than five years. The Nominating Committee believes that Mr. Tringali's extensive experience as a senior corporate officer of a substantial company, consulting work with various businesses and organizations, experience as a lawyer and broad knowledge of financial matters affecting public companies, provide substantial support for his nomination and service as a director of the Company.

        None of the director-nominees was selected pursuant to any arrangement or understanding other than with the Company's directors and executive officers acting within their capacities as such.

The Board of Directors unanimously recommends a vote "FOR" the election of
Aaron Cohen, John Foster and Dan Yates as Class II directors.

Appointment of new Chairman of the Board

        Effective May 1, 2010, the Company's Board of Directors appointed Mr. Tringali as its chairman and named Dr. Lin as Chairman Emeritus. Mr. Tringali, an independent, nonexecutive director, was formerly a Vice Chairman of the Board of Directors and has been a director of the Company since 1999. Dr. Lin, a founder of the Company, will remain a director of the Company. We believe that the separation of the roles of the chairman and the chief executive officer presents the best governance structure for the Company and provides for independent oversight of management at the Board leadership level.

The Board of Directors and Committees

        The Board of Directors is responsible for the supervision of the overall affairs of the Company. The Board of Directors held eight meetings during the last fiscal year. Each director attended at least 75 percent of the meetings of the Board of Directors and each Committee on which he served during the fiscal year ended January 31, 2010.

  Audit Committee

        The Company's Board of Directors has an Audit Committee consisting of Messrs. Gibbons, Tringali and Yates. Mr. Gibbons is Chairman of the Audit Committee. The function of the Audit Committee is to meet with the independent registered public accounting firm engaged by the Company to review (a) the scope and findings of the annual audit, (b) accounting policies and procedures and the Company's financial reports, and (c) the internal controls employed by the Company. The Audit Committee held eight meetings during the year. The Board has determined that all Audit Committee members are "independent," as defined under the applicable Nasdaq listing standards and SEC rules and regulations. The Board of Directors has determined that John Gibbons qualifies as an "audit committee financial expert" under SEC rules and regulations. A copy of the written charter of the Audit Committee, adopted by the Board of Directors, is available on our corporate website at www.ntscorp.com. The charter may be found as follows: From our main web page, first click on "Investors" at the top of the page and then click on "Corporate Governance", For further information, see "Report of the Audit Committee" below.

  Compensation Committee

        The Company's Board of Directors has a Compensation Committee consisting of Messrs. Gibbons, Tringali and Yates. Mr. Yates is the Chairman of the Compensation Committee. The function of the Compensation Committee is to consider and make recommendations to the Board of Directors on salaries, bonuses, and other forms of compensation for the Company's executive officers and reviews Board compensation. The Compensation Committee also administers the Company's stock option plan, long term incentive plan and senior executive retirement plan. The Compensation Committee held eight meetings during the year. The Board of Directors has determined that all Compensation Committee members are "independent," as defined under the applicable Nasdaq listing standards and SEC rules and regulations. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of such charter is available on our corporate website at www.ntscorp.com. The charter may be found as follows: From our main web page, first click on "Investors" at the top of the page and then click on "Corporate Governance."

        The Compensation Committee has retained Vision Link Advisory Group to assist the Committee with its responsibilities regarding the Company's executive and director compensation programs. Vision Link's fees for the consulting services provided to the Committee in fiscal year 2010 were $57,000.

  Governance Committee

        The Company's Board of Directors has a Governance Committee consisting of Messrs. Foster, Tringali and Wolfe. Mr. Wolfe is Chairman of the Governance Committee. The function of the Governance Committee is to consider and make recommendations on matters related to the practices, policies and procedures of the Board of Directors and to take a leadership role in shaping the corporate governance of the Company. The Governance Committee also assesses the size and structure of the Board of Directors and Board committees and coordinates evaluation of Board performance. The Governance Committee held five meetings during the year.

        The Governance Committee periodically reviews the composition of the Board and identifies those qualities, including diversity that supports the company's strategic direction. Although the committee does not have a formal diversity policy, it believes that diversity is an important consideration in evaluating board composition. Among the factors considered are personal, professional and cultural experiences that will ensure the board as a whole contributes a diversity of perspectives that represents the variety of stakeholders we serve.

        The Board of Directors has determined that all Governance Committee members are "independent," as defined under the applicable Nasdaq listing standards. The Governance Committee operates under a written charter adopted by the Board of Directors. A copy of such charter is available on our corporate website at www.ntscorp.com. The charter may be found as follows: From our main web page, first click on "Investors" at the top of the page and then click on "Corporate Governance".

  Nominating Committee

        The Nominating Committee assists the Board of Directors in the selection of nominees for election to the Board. At the beginning of the 2010 fiscal year (February 1, 2009), the Nominating Committee was composed of Messrs. Tringali and Yates, with one vacancy on the Committee as a result of the passing on November 29, 2008 of long-time director and then nominating committee member, Ralph Clements. Both Mr. Yates and Mr. Tringali were and are deemed to be "independent," as defined under the applicable Nasdaq listing standards.

        Between February and April 2009 the Nominating Committee worked closely with the independent directors and the entire board to fill the board vacancy created by Mr. Clements' death. During this period, the Nominating Committee held five formal committee meetings, and had several discussions with all directors. Working with the entire Board, the Committee developed a set of criteria to be considered in the search for the replacement director. Several possible candidates were identified, including candidates suggested by shareholders. After a deliberative, thorough process, which involved a collection of candidates interviewing with several board members, and following a recommendation by the Nominating Committee, Dr. John Foster was unanimously elected by the directors then remaining in office, in accordance with the Bylaws, as an independent director at the Board meeting held on April 22, 2009. John Gibbons, an independent director, was appointed to the Nominating Committee at the Board meeting held on July 8, 2009.

        In evaluating potential nominees for the Board, the Nominating Committee considers a variety of factors, including high personal integrity and business ethics; strong interpersonal and problem solving skills; ability to contribute based on business experience and contacts; financial literacy and understanding of business metrics; ability to provide a different perspective to issues; knowledge of the company's business and/or industry; and corporate governance standards established by Nasdaq. Among the other factors considered in evaluating a candidate, are personal, professional and cultural experiences that will insure that the Board as a whole contributes a diversity of perspectives.

        After considering the needs of the Company in light of the above considerations, at a meeting held on March 16, 2010, the Nominating Committee determined to recommend to the board that Aaron Cohen, John Foster and Dan Yates be nominated by the Company to stand for re-election at the next shareholder meeting. A copy of the Nominating Committee charter is available on our corporate website at www.ntscorp.com. The charter may be found as follows: From our main web page, first click on "Investors" at the top of the page and then click on "Corporate Governance".

Effect of Board's Role in Risk Oversight on Leadership Structure

        The Board's role in risk oversight of the Company is consistent with the Company's leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company's risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Executive Officers

        The following table sets forth, as of May 20, 2010, the names of, and certain information concerning the Company's executive officers who do not also serve as directors:

Name	Age	Position
Douglas Briskie	46	Senior Vice President. He has been associated with the Company since 1987.
Derek Coppinger	40	Senior Vice President. He has been associated with the Company since 1998
Raffy Lorentzian	54	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. He has been associated with the Company since 1997.
Dwight Moore	47	Senior Vice President and Chief Operating Officer. He has been associated with the Company since 1997.

        None of the executive officers was selected pursuant to any arrangement or understanding other than with the Company's executive officers acting within their capacities as such.

Family Relationships

        Dr. Jack Lin is the father of Robert Lin. There are no other family relationships among the Company's directors and executive officers.

Certain Relationships and Related Party Transactions

Agreement with Dr. Lin

        On May 1, 2005, the Company entered into an employment agreement with Dr. Lin (the "Agreement"). Pursuant to the Agreement, Dr. Lin continued to serve as an employee and as either Chairman of the Board of Directors or Chairman Emeritus of the Company for a term commencing on May 1, 2005 and ending on April 30, 2010. Under the terms of the Agreement, Dr. Lin was entitled to (i) a base salary of $125,000 per year, (ii) $175,000 per year as a retirement benefit, (iii) participation in the Company's benefit plans, (iii) a monthly car allowance and (iv) dues or fees associated with certain professional societies, clubs and educational programs, (iv) an annual cash bonus in an amount equal to 75% of the amount of bonus paid by the Company to the Company's chief executive officer for the same period, if any, and (v) a $30,000 bonus in each fiscal year during the term of employment that the Company achieves at least $1,000,000 in pre-tax net income. Under the Agreement, Dr. Lin was also eligible to receive stock option grants, as determined from time to time at the sole discretion of the Board of Directors. Under the terms of the Agreement, effective May 1, 2010, Dr. Lin ceased to be the Company's chairman of the board, but continues as a director of the Company for which he receives a director's annual fee in an amount equal to the average of the fees paid to all other directors of the Company, which the Compensation Committee has determined to be $75,000.

        Total compensation (including salary, bonus, stock awards, option awards and all other compensation) in fiscal year 2010 for Aaron Cohen, Executive Officer, Director and major shareholder of the Company was $333,540.

        Total payments of $9,000 were made to Quantum Leaders, Inc. during fiscal year 2010 for management consulting services. Norman Wolfe, Director of the Company, is the President and Chief Executive Officer of Quantum Leaders, Inc.

        Total payments of $6,000 were made to MTI Marketing Techniques, Inc. for various purchases and services during fiscal year 2010. Robert Lin, Director of the Company, is the President and Chief Executive Officer of MTI Marketing Techniques, Inc.

Stockholdings of Certain Beneficial Owners, Directors and Executive Officers

        The following table sets forth, as of May 20, 2010, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of the Company's directors, Named Executive Officers (as defined below), beneficial owners known by the Company to hold more than five percent of the outstanding shares of the Company's Common Stock and by the Company's directors and current executive officers as a group. Beneficial ownership is determined in accordance with the Rule 13d-3 of the SEC, as amended, and does not necessarily indicate ownership for any other purpose, and includes voting or investment power with respect to the shares and shares which such person has the right to acquire within 60 days of May 20, 2010.

Beneficial Owner(1)	Title of Class of Stock	Amount and Nature of Beneficial Ownership		Percent of Class*
5% Shareholders
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	Common Stock	662,972	(1)	7.0%
Tontine Capital Partners, LP 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830	Common Stock	648,012	(2)	6.8%
Luis Antonio Hernandez	Common Stock	619,350	(3)	6.5%
Current Directors and Named Executive Officers:
Aaron Cohen	Common Stock	1,352,371	(4)(5)	14.2%
Dr. Jack Lin	Common Stock	1,126,249	(4)(5)	11.9%
William McGinnis	Common Stock	217,397	(4)	2.3%
Robert Lin	Common Stock	157,778	(4)(5)	1.7%
Donald Tringali	Common Stock	122,961	(4)(5)	1.3%
Raffy Lorentzian	Common Stock	58,000	(4)	**
Norman Wolfe	Common Stock	52,423	(4)(5)	**
John Gibbons	Common Stock	51,207	(4)(5)	**
Dan Yates	Common Stock	42,652	(4)(5)	**
Dr. John Foster	Common Stock	8,000	(5)	**
All current directors and executive officers as a group (thirteen persons)	Common Stock	3,325,894	(4)(5)	35.0%

*
Based on 9,500,083 shares of Common Stock outstanding as of May 20, 2010.

**
Indicates less than 1.0%

(1)
Based on Schedule 13G/A filed by this holder with the SEC on February 8, 2010.

(2)
Based on Schedule 13G/A filed by this holder with the SEC on February 12, 2010.

(3)
Based on Schedule SC 13D filed by this holder with the SEC on April 15, 2010.

(4)
Includes shares covered by options exercisable within 60 days of May 20, 2010, as follows: Cohen, 64,000; Gibbons, 17,500; J. Lin, 93,500; R. Lin, 25,000; Lorentzian, 54,000; McGinnis, 155,000; Tringali, 32,500; Wolfe, 22,500 and Yates, 17,500.

(5)
Includes non-vested restricted shares, as follows: Cohen, 34,620; Foster, 6,000; Gibbons, 17,310; J. Lin, 34,620; R. Lin, 17,310; Tringali, 34,620; Wolfe, 17,310 and Yates, 17,310.

        The Company is not currently aware of any arrangements that could result in a change-in-control.

        The table below summarizes the Company's Equity Compensation Plan information as of January 31, 2010.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,071,617	$3.53	50,339

Equity compensation plans not approved by security holders	—	—	—

Total	1,071,617	$3.53	50,339

Remuneration of Directors and Officers

Summary Compensation Table

        The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal year ended January 31, 2010. Prior year amounts have been adjusted to conform to current year's presentation.

Name and Principal Position	Fiscal Year End	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)

William McGinnis,	2010	$324,450	$110,313	—	—	$194,007	$71,195	(5)	$699,965

President and Chief Executive Officer	2009	$319,528	$162,225	—	—	$123,649	$64,637		$670,039

Dr. Jack Lin,	2010	$125,000	$112,735	$63,500	—	—	$214,194	(6)	$515,429

Chairman of the Board(7)	2009	$125,000	$151,669	$63,500	—	—	$219,476		$559,645

Raffy Lorentzian,	2010	$206,000	$70,040	—	—	$132,572	$24,372	(8)	$432,984

Sr Vice President and Chief Financial Officer	2009	$203,462	$103,000	—	—	$57,703	$22,007		$386,172

(1)
Certain executives were awarded bonuses in accordance with the Company's existing short term bonus plan which is based on the Company achieving certain profit targets. Dr. Jack Lin earned 75% of the CEO's bonus pursuant to his employment agreement, plus a $30,000 bonus, which he earned as the Company achieved the established targets for the fiscal years ended January 31, 2009 and 2010.

(2)
Other than a grant to Dr. Jack Lin, in the last fiscal year we did not grant any stock awards to our named executive officers. The amount granted to Dr. Lin reflects for a total of 18,955 and 12,959 restricted stock awards for the fiscal years ended January 31, 2010 and 2009, respectively. The restricted stock awards have four year vesting and were granted pursuant to the 2006 Equity Incentive Plan.

(3)
We granted no stock option awards to our executive officers for the fiscal years ended January 31, 2010 and 2009.

(4)
The Non-Equity Incentive Plan Compensation represents the amount earned in fiscal year 2010 by certain executive officers pursuant to the "Long-Term Incentive Plan" (LTIP) adopted by the Company in fiscal year 2007. The amounts reflected on the "Summary Compensation Table" represent amounts vested or paid out to the LTIP plan participants for that fiscal year. The fiscal year 2010 amount represents amount vested and not amount paid. In general, LTIP participants only receive payments under the plan if the Company's earnings per share increase over the award period (three years).

(5)
Includes annual vested amount of $35,338 pursuant to the company's 2006 Supplemental Executive Retirement Plan, reimbursements of uninsured medical expenses of $24,320 and premiums towards life insurance of $11,537.

(6)
Includes $175,000 attributable to a taxable annual retirement benefit Dr. Lin received pursuant to his employment contract, which ended on April 30, 2010, reimbursements of uninsured medical expenses of $23,314 and automobile allowance of $15,880.

(7)
Effective May 1, 2010, Dr. Lin became Chairman Emeritus of the Company.

(8)
Annual vested amount of $24,372 pursuant to the company's 2006 Supplemental Executive Retirement Plan.

Outstanding Equity Awards

        The table below summarizes the current holdings of option awards and stock awards by our named executive officers for fiscal year ending January 31, 2010. Each equity grant has a 10 year life and is shown separately for each named executive officer and vests at a rate of 25% on each anniversary of the date of grant.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

William McGinnis	25,000	—	$3.00	09/21/2010	—	—		—	—
	35,000	—	$2.56	12/08/2010	—	—		—	—
	10,000	—	$2.04	06/27/2011	—	—		—	—
	23,000	—	$2.19	06/30/2012	—	—		—	—
	22,000	—	$4.45	06/27/2013	—	—		—	—
	15,000	—	$4.56	06/28/2014	—	—		—	—
	25,000	—	$4.76	12/01/2015	—	—		—	—
Dr. Jack Lin	25,000	—	$3.30	09/21/2010	—	—		—	—
	10,000	—	$1.49	04/12/2012	—	—		—	—
	16,500	—	$2.41	06/28/2012	—	—		—	—
	22,000	—	$4.90	06/27/2013	—	—		—	—
	15,000	—	$5.02	06/28/2014	—	—		—	—
	5,000		$5.24	12/01/2015	—	—		—	—
					34,620	195,603	(1)	—	—
Raffy Lorentzian	8,500	—	$3.00	09/21/2010
	10,000	—	$2.56	12/08/2010
	5,000	—	$2.04	06/27/2011
	3,500	—	$1.81	08/03/2011
	5,000	—	$2.92	12/13/2012
	4,000	—	$4.45	06/27/2013
	5,000	—	$4.56	06/28/2014
	13,000	—	$4.76	12/01/2015

(1)
The amount shown represents the market value of the awards based on the share price at January 31, 2010.

Potential Payments Upon Termination or Change in Control

Change-in-Control Agreements

        The Company has entered into change-in-control agreements with certain executive officers and key employees of the Company. These agreements are intended to provide the continuity of management in the event of a change-in-control of the Company. The agreements provide that the covered executive officers and key employees could be entitled to certain severance benefits following a change in control of the Company, if they are terminated by the Company for any reason, other than for disability or for cause, or if they terminate their employment for good reason (as that term is defined in the agreements), then they shall be entitled to a severance payment equal to their base salary for a period of twelve months, as defined in the agreements. The severance payment generally is made in the form of a lump sum. If a change in control occurs, the agreements are effective for a period of three years thereafter. Under the severance agreements, a change-in-control would include any of the following events: (i) any "person," as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of the Company's voting securities, (ii) a majority of the Company's directors are replaced during a two-year period or (iii) shareholders approve certain mergers, or liquidation, or sale of the Company's assets.

        Regardless of the manner in which an executive officer terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

  •
  non-equity incentive compensation earned during the fiscal year, to the extent vested;

  •
  equity awarded pursuant to the "1994 stock option plan", the "2002 stock option plan" and the LTIP to the extent vested;

  •
  amounts contributed and vested under our qualified retirement plan; and

  •
  unused vacation pay.

        Pursuant to the change in control agreement, if one of our executive officer's employment terminates without cause within twelve months following a change in control of our Company, he or she will receive a payment equal to two times his or her annual compensation, payment of medical and related benefits for a period of two years, and full accelerated vesting of all outstanding stock options.

        Pursuant to the supplemental executive retirement plan, each of our executive officers participating in the plan is entitled to the vested value of his or her account upon retirement, death or disability. Additionally, vesting is fully accelerated if his or her termination is due to attaining retirement age, death or disability. Finally, all unvested benefits become fully vested if the executive officer has ten or more years of employment with our Company at a time the Company has a change in control.

        Pursuant to the LTIP, each of our executive officers participating in the plan is entitled to the vested value of his or her account balance upon termination of employment. Additionally, vesting is fully accelerated if the executive officer dies, becomes disabled or our Company undergoes a change in control.

Director Compensation

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that our directors spend fulfilling their duties to our Company as well as the skill level required by our board members.

        We believe that our director compensation is competitive with the compensation offered by our peer group of companies and is fair and appropriate in light of the responsibilities and obligations of our independent directors.

Cash Compensation Paid to Board Members

        For the fiscal year ended January 31, 2010, members of our board who are not employees of our Company received an annual cash retainer of $25,680. Directors receive additional cash compensation based upon committee memberships and chairmanships. Directors who are also our employees, other than Dr. Lin who is paid $75,000 annually for his service as director pursuant to his employment agreement, receive no compensation for their services as directors.

Restricted Stock Program

        In accordance with compensation best practices, a significant portion of director compensation is paid in equity. Beginning in fiscal year 2007, our compensation philosophy for directors moved away from grants of option awards in favor of grants of restricted stock. Therefore, no option awards were granted in the fiscal year ended January 31, 2010. Our directors did, however, receive restricted stock awards. Stock awards previously received by our directors vest over four years of service at the rate of 25% annually on the anniversary of the date of grant.

Director Summary Compensation

        The table below summarizes the compensation we paid to our non-employee directors for the fiscal year ended January 31, 2010.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)

John Foster	$23,150	$28,000	—	$51,150
John Gibbons	$54,180	$31,750	—	$85,930
Robert Lin	$25,680	$31,750	—	$57,430
Donald Tringali	$61,680	$63,500	—	$125,180
Norman Wolfe	$35,180	$31,750	—	$66,930
Dan Yates	$42,430	$31,750	—	$74,180

(1)
William McGinnis is an executive officer of our Company and, therefore, his compensation is not reflected in this table. Mr. McGinnis receives no additional compensation for the services he renders as a director. As reflected in the summary compensation table on page 7, Dr. Lin received $125,000 for serving as the Chairman of our Board of Directors in fiscal year 2010. In accordance with his employment agreement, commencing on May 1, 2010, Dr Lin will be receiving $75,000 annually as a director fee. Commencing May 1, 2010, Dr. Lin will receive $100,000 per year for services rendered to the Company for so long as these services are rendered. Aaron Cohen is a director and an executive officer of our Company, but he is not a named executive officer. He receives no additional compensation for his services provided as a director.

(2)
Reflects the value as of the grant date of stock awards received in fiscal year 2010. As of January 31, 2010, each director has the following number of non-vested restricted stock awards outstanding: John Foster: 6,000; John Gibbons: 17,310; Robert Lin: 17,310; Donald Tringali: 34,620; Norman Wolfe: 17,310 and Dan Yates: 17,310.

(3)
We granted no stock option awards to our executive officers or directors for the fiscal year ended January 31, 2010. As of January 31, 2010, each director has the following number of outstanding options: John Gibbons: 17,500; Robert Lin: 25,000; Donald Tringali: 32,500; Norman Wolfe: 22,500 and Dan Yates: 17,500.

Indemnification Agreements

        Messrs. Lin, McGinnis and Lorentzian, and the executive officers and the directors of the Company are parties to indemnification agreements with the Company. These agreements provide, among other things, that the Company shall (i) indemnify them against certain liabilities that may arise by reason of their status as executive officers or directors provided they acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful, (ii) to advance the expenses actually and reasonably incurred as a result of any proceeding against them by third parties or by or in right of the Company, where the indemnitee acted in good faith in a manner the indemnitee believed to be in the best interest of the Company (subject to repayment if it is determined that the indemnitee is not entitled to indemnification), and (iii) to make a good faith attempt to obtain directors' and officers' insurance. There is not any action of proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's officers, directors and consultants are required to file initial reports of ownership and reports of change in ownership with the SEC. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on information provided to the Company by individual officers and directors, the Company believes that during the fiscal year ended January 31, 2010 all filing requirements applicable to officers and directors have been complied with, except that due to an administrative error on the part of the Company, and through no fault of the filing persons, Forms 4 due in July, 2009 relating to the Company's award of restricted stock were not filed on a timely basis for Messrs. Cohen, Foster, Gibbons, B. Lin, J. Lin, Tringali, Wolfe and Yates.

        Set forth below is the report of the Audit Committee. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors is composed of three directors each of whom is "independent," as defined under the applicable Nasdaq listing standards and SEC rules and regulations. The Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our corporate website at www.ntscorp.com.

        The Committee recommends to the Board of Directors the appointment of the independent auditors, reviews the scope of audits, reviews significant changes to the Company's accounting principles and practices, reviews significant issues encountered in the course of audit work related to the adequacy of internal controls and oversees the internal audit function.

        The Committee reviewed and discussed the audited financial statements with management of the Company and representatives of Ernst & Young LLP. The discussions with Ernst & Young LLP included the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee received the written disclosures and the letter regarding independence from Ernst & Young LLP as required by Rule 3526 of the Public Company Accounting Oversight Board and discussed with Ernst & Young LLP their independence.

        Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for filing with the SEC.

        The Committee also recommended to the Board of Directors, and the Board has appointed, Ernst & Young LLP to audit the corporation's financial statements for the fiscal year ending January 31, 2011, subject to shareholder ratification of that appointment.

AUDIT COMMITTEE John Gibbons, Chairman Donald Tringali Dan Yates

PROPOSAL NO. 2
APPROVAL OF AMENDMENT TO 2006 EQUITY INCENTIVE PLAN

        The Board of Directors proposes an increase in the number of shares reserved for issuance under the 2006 Equity Incentive Plan (the "2006 Plan") for the primary reason that it will provide the Board with the ability to change management's long-term incentive compensation plan from the current Long-Term Incentive Plan (the "LTIP"), which is based on cash awards tied to increases in earnings per share, to a plan that awards management in stock options or stock. If the proposed amendment is approved by the shareholders, no further contributions to the LTIP will be made.

        As proposed, the number of shares reserved for issuance upon the exercise of options which may be granted from time-to-time to officers, key employees, directors and consultants of the Company will be increased by 1,500,000 shares. The proposed amendment to the 2006 Plan, approved by the Board of Directors on May 14, 2010, is subject to approval by the shareholders of the Company. The 2006 Plan initially reserved 300,000 shares for issuance thereunder. No other terms or features of the 2006 Plan will be modified as a result of the proposed amendment.

        Approval of the amendment of the 2006 Plan will not entitle any employee, executive or group to receive awards of stock options or stock. It provides the Board, however, with the ability to award options or stock should it determine that such awards are appropriate in the context of management's overall compensation program and the goals of the Company. Increasing the number of shares authorized under the 2006 Equity Incentive Plan now provides the Board of Directors the flexibility to implement these changes without having to wait until a future annual shareholders meeting or the calling of a special meeting of shareholders.

        The Board believes that replacing the LTIP with an expanded 2006 Plan is in the best interests of the Company, its employees and the shareholders for the following reasons:

  •
  Granting management stock options will more closely align management's interests with those of the shareholders and with the mid- to long-range plans of the Company;

  •
  Granting stock options rather than paying out cash under the current LTIP will conserve cash for Company growth; and

  •
  Stock options can be expected to result in lower annual compensation expense for the Company, as compared to the LTIP.

        An important factor in the Board's decision to recommend this change in long-term incentive compensation is its concern about liquidity for shareholders. The Board believes that a stock option plan will not only more closely align management with the shareholders' goal of increasing share value, but also with the objective of increasing liquidity for the Company's stock to enable holders of options and shareholders to realize the value of their stock.

        The purpose of the 2006 Plan is to attract and retain executives and certain other employees and to secure for the Company the benefits of the incentive inherent in equity ownership by employees and others who are responsible for the continuing growth and success of the Company. The Company believes that equity-based compensation arrangements such as stock options and stock awards enhance the Company's ability to attract and retain key technical, engineering and management personnel who can make significant contributions to its future success.

        As of the date of this proxy statement, 261,091 shares of Common Stock have been issued under the 2006 Plan, of which awards representing 11,430 shares were cancelled, leaving 50,339 shares currently reserved for future issuance.

        The following description summarizes certain provisions of the 2006 Plan. This description is subject to, and is qualified in its entirely by, the full text of the 2006 Plan and the defined terms used therein.

Description of the Plan

        Purpose of the 2006 Plan.    The purpose of the 2006 Plan is to encourage ownership in the Company by key personnel whose long-term service is considered essential to continued progress, thereby linking these employees directly to shareholder interests through increased stock ownership.

        Eligible Participants.    Awards under the 2006 Plan may be granted to any of the Company's employees, officers, directors or consultants or those of the Company's affiliates. An incentive stock option may be granted under the 2006 Plan only to a person who, at the time of the grant, is an employee of the Company or a related corporation.

        Number of Shares of Common Stock Available Under the 2006 Plan.    If the Amendment is approved by the shareholders, 1,500,000 new shares of Common Stock will be reserved for issuance under the 2006 Plan together with the remaining 50,339 shares available for future grants, or a total of 1,550,339 shares. The proposed increase of 1,500,000 shares, if issued, represents 13.6% of our outstanding shares as of May 20, 2010. The fair market value of a share of our common stock (as determined by the closing price quoted by The NASDAQ Global Market on May 20, 2010) was $5.60.

        If an award is cancelled, terminates, expires or lapses for any reason without having been fully exercised or vested, or is settled by less than the full number of shares of Common Stock represented by such award actually being issued, the unvested, cancelled or unissued shares of Common Stock generally will be returned to the available pool of shares reserved for issuance under the 2006 Plan. Also, if the Company experiences a stock dividend, reorganization or other change in capital structure, the plan administrator has discretion to adjust the number of shares available for issuance under the 2006 Plan and any outstanding awards as appropriate to reflect the stock dividend or other change. The share number, award type and price limitations included in the 2006 Plan will also adjust appropriately upon such event.

        Administration of the Plan.    The 2006 Plan provides that it will be administered by the Board of Directors or a committee of the Board. The Board of Directors has appointed the Compensation Committee as the Committee referred to in the 2006 Plan. In the case of awards intended to qualify as "performance-based-compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, the Committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the authority to, among other things, select the individuals to whom awards will be granted and to determine the type of award to grant; determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise; to provide for a dividend or dividend equivalents; and to interpret the 2006 Plan and adopt rules and procedures relating to administration of the 2006 Plan. Except to the extent prohibited by any applicable law, the Committee may delegate to one or more individuals the day-to-day administration of the 2006 Plan.

Award Types

        Options.    A stock option is the right to purchase shares of Common Stock at a fixed exercise price for a fixed period of time. An option under the 2006 Plan may be an incentive stock option or a nonstatutory stock option. The exercise price of options granted under the 2006 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. In addition, the exercise price for any incentive stock option granted to any employee owning more than 10 percent of the Company's Common Stock may not be less than 110 percent of the fair market value of the Common Stock on the date of grant.

        Unless the administrator determines to use another method, the fair market value of Common Stock on the date of grant will be determined as the closing sales price for the Company's Common Stock on the date the option is granted (or if no sales are reported that day, the last preceding day on which a sale occurred), using a reporting source selected by the administrator. The administrator determines the acceptable form of consideration for exercising an option, including the method of payment, either through the terms of the option agreement or at the time of exercise of an option; provided that, consideration must be actually received before issuing any shares. The 2006 Plan permits payment in the form of cash, check or wire transfer, other shares of Common Stock, cashless exercises, any other form of consideration and method of payment permitted by applicable laws, or any combination thereof.

        An option granted under the 2006 Plan generally cannot be exercised until it becomes vested. The administrator establishes the vesting schedule of each option at the time of grant and the option will expire at the times established by the administrator. After termination of one of the Company's employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement, to the extent the option is vested on the date of termination. If termination is due to death or disability, the option generally will remain exercisable for 12 months following such termination. In all other cases, the option generally will remain exercisable for three months. However, an option may never be exercised later than the expiration of its term. The term of any stock option may not exceed 10 years, except that with respect to any participant who owns 10 percent or more of the voting power of all classes of the Company's outstanding capital stock, the term for any incentive stock options granted to such 10 percent holder must not exceed five years.

        Stock Awards.    Stock awards are awards or issuances of shares of Common Stock that vest in accordance with terms and conditions established by the administrator. Stock awards include stock units, which are bookkeeping entries representing an amount equivalent to the fair market value of a share of Common Stock, payable in cash, property or other shares of stock. The administrator may determine the number of shares to be granted and impose whatever conditions to vesting it determines to be appropriate, including, without limitation, performance criteria and level of achievement versus the criteria that the administrator determines. The criteria may be based on financial performance, personal performance evaluations and completion of service by the participant, or other factors determined by the administrator. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to the Company's right of repurchase, which it may exercise upon the voluntary or involuntary termination of the awardee's service with the Company for any reason, including death or disability. In the case of stock awards intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the measures established by the administrator must be qualifying performance criteria. Qualifying performance criteria may include, without limitation, any of the following, individually or in combination:

• cash flow	• operating income or net operating income
• earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings)	• operating profit or net operating profit
• earnings per share	• operating margin
• growth in earnings or earnings per share	• return on operating revenue
• stock price	• market share
• return on equity or average shareholders' equity	• contract awards or backlog
• total shareholder return	• overhead or other expense reduction
• return on capital	• growth in shareholder value relative to the moving average of the S&P Information Technology Index or other peer group index
• return on assets or net assets	• credit rating
• return on investment	• strategic plan development and implementation
• revenue	• improvements in workforce diversity
• income or net income	• EBITDA

        Qualifying performance criteria may be applied either to the Company as a whole or to a business unit, affiliate or business segment, individually or in any combination. Qualifying performance criteria may be measured either annually or cumulatively over a period of years, and may be measured on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the administrator in writing in the award.

        Stock Appreciation Rights.    A stock appreciation right is the right to receive the appreciation in the fair market value of Common Stock in an amount equal to the difference between (a) the exercise price and (b) the fair market value of a share of Common Stock on the date of exercise. This amount will be paid, as determined by the administrator, in shares of Common Stock with equivalent value, cash, or a combination of both. The exercise price must be at least equal to the fair market value of Common Stock on the date of grant. Subject to these limitations, the administrator determines the exercise price, term, vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights terminate under the same rules that apply to stock options.

        Cash Awards.    Cash awards are awards that confer upon the participant the opportunity to earn future cash payments tied to the level of achievement with respect to one or more performance criteria established by the administrator for a performance period. The administrator will establish the performance criteria and level of achievement versus these criteria, which will determine the target and the minimum and maximum amount payable under a cash award. The criteria may be based on financial performance and/or personal performance evaluations. In the case of cash awards intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the measures established by the administrator must be specified in writing.

        Transferability of Awards.    Unless the administrator determines otherwise, the 2006 Plan does not allow for the transfer of awards other than by beneficiary designation, will or by the laws of descent or distribution and only the participant may exercise an award during his or her lifetime.

        Preemptive Rights.    The 2006 Plan provides that no shares will be issued thereunder in violation of any preemptive rights held by any of the Company's shareholders.

        Adjustments upon Merger or Change-in-Control.    The 2006 Plan provides that in the event of a merger with or into another corporation or the Company's "change-in-control," including the sale of all or substantially all of the Company's assets, and certain other events, the Board of Directors or the Committee may, in its discretion, provide for the assumption or substitution of, or adjustment to, each outstanding award, accelerate the vesting of options and stock appreciation rights, and terminate any restrictions on stock awards or cash awards or provide for the cancellation of awards in exchange for a cash payment to the participant; or provide for the cancellation of awards that have not been exercised or redeemed as of the relevant event.

Certain Federal Income Tax Information

        The following is a general summary as of this date of the federal income tax consequences to the Company and to U.S. participants for awards granted under the 2006 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different.

        Incentive Stock Options.    For federal income tax purposes, an optionee does not recognize taxable income when an incentive stock option is granted or upon its exercise. When an incentive stock option is exercised, however, the difference between the option exercise price and the fair market value of the shares on the exercise date is an adjustment in computing the holder's alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the optionee's regular tax for the year.

        An optionee who disposes of shares acquired by exercise of an incentive stock option more than two years after the option is granted and one year after its exercise recognizes a long-term capital gain or loss equal to the difference between the sale price and the exercise price. If the holding periods are not met and the sale price exceeds the exercise price, the optionee generally will recognize ordinary income as of the exercise date equal to the difference between the exercise price and the lower of the sale price of the shares or their fair market value on the exercise date. Any gain or loss recognized on such premature sale of the shares in excess of the amount of ordinary income is characterized as capital gain or loss. If the holding periods are not met and the sale price is less than the exercise price, the option will recognize a capital loss equal to the difference between the exercise price and the sale price.

        Nonstatutory Stock Options.    A participant who receives a nonstatutory stock option with an exercise price equal to or greater than the fair market value of the stock on the grant date generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the option equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any additional gain or loss recognized upon any later disposition of shares would be capital gain or loss. Any taxable income recognized in connection with an option exercise by an employee or former employee of the Company is subject to tax withholding.

        Stock Awards.    A participant who receives a stock award that is not subject to a "substantial risk of forfeiture" will recognize ordinary income at the time of grant equal to the difference between the fair market value of the stock on the date of grant less the amount paid for the stock, if any. A restricted stock award is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code to the extent the award will be forfeited if the participant ceases to provide services to the Company. A participant who receives a stock award that is subject to a "substantial risk of forfeiture" will not recognize ordinary income at the time of grant, but will recognize ordinary income on the date or dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant's ordinary income is measured as the difference between the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture less the amount paid for the stock, if any.

        The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within 30 days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee or former employee will be subject to tax withholding by us. If the stock award consists of stock units, no taxable income is reportable when stock units are granted to a participant or upon vesting. Upon settlement, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the stock units.

        Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right, with an exercise price equal to or greater than the fair market value of the stock on the date of grant, is granted to a participant or upon vesting. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares or cash received. If the participant receives shares upon exercise, any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

        Cash Awards.    Upon receipt of cash, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received by an employee or former employee will be subject to tax withholding by the Company.

        Tax Effect for NTS.    Unless limited by Section 162(m) or Section 280G of the Code, the Company generally will be entitled to a tax deduction in connection with an award under the 2006 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a nonstatutory stock option).

        Section 162(m) Limits.    Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. The 2006 Plan is qualified such that awards under the plan may constitute performance-based compensation not subject to Section 162(m) of the Code. One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the 2006 Plan provides that the maximum number of shares of Common Stock for which awards may be made to any employee, in any calendar year, is 30,000, except that in connection with his or her initial service, an employee may be granted awards covering up to an additional 30,000 shares of Common Stock. The maximum amount payable pursuant to that portion of a cash award granted under the 2006 Plan for any fiscal year to any employee that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code may not exceed $1,000,000.

        Section 409A.    Section 409A of the Code makes compensation that is deferred under a nonqualified deferred compensation arrangement taxable generally on the date of grant (or when vested, if later) and subject to additional taxes and interest, unless certain requirements are met. These requirements may apply to some types of awards available under the 2006 Plan. In addition, certain actions may subject an award to which these requirements do not otherwise apply to Code Section 409A. The 2006 Plan provides that it and awards granted thereunder are intended to comply with the requirements of Section 409A of the Code, and are to be interpreted in a manner consistent with that intention.

        Section 280G Limits.    Section 280G of the Code limits the amount of certain compensation payable upon a change in control of the Company, so-called "parachute payments." If stock options or other awards vest upon a change in control, or if other payments contingent upon such a change in control are made, the vesting or payment may in whole or in part result in a nondeductible parachute payment. In addition, the recipient of the parachute payment would be subject to a 20 percent excise tax that we would be required to withhold in addition to federal income tax. The 2006 Plan provides discretion to the Board of Directors to provide for the vesting of awards upon a change-in-control.

New Plan Benefits

        The Company has no current plans, proposals or arrangements to grant any additional options or awards under the 2006 Plan, but it is anticipated that the Committee will make grants and awards in the future.

Amendment and Termination

        The administrator may amend the 2006 Plan at any time or from time to time or may terminate it, but any such amendment shall be subject to the approval of the shareholders in the manner and to the extent required by applicable law, rules or regulations. However, no action by the administrator or the shareholders may alter or impair any option or other type of award under the 2006 Plan, unless mutually agreed otherwise between the holder of the award and the administrator. The 2006 Plan will continue in effect for a term of 10 years from the date the 2006 Plan was adopted by the Board of Directors, unless terminated earlier in accordance with the provisions of the 2006 Plan.

The Board of Directors recommends a vote "FOR" the increase in the number of shares reserved for issuance under the 2006 Plan.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors has appointed Ernst & Young LLP as the Company's independent registered public accounting firm to audit its financial statements for the fiscal year ending January 31, 2011. The decision of the Board of Directors was based on the recommendation of the Audit Committee. Ernst & Young LLP has acted as the Company's independent registered public accounting firm since its appointment during fiscal year 1990. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

        Although ratification by shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by our shareholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider its selection.

The Board of Directors unanimously recommends a vote "FOR"
the ratification of the appointment of Ernst & Young LLP as
the Company's independent registered public accounting firm
for the fiscal year ending January 31, 2011.

Audit Fees and All Other Fees

        The Company paid the following fees to Ernst & Young LLP during fiscal years ending January 31, 2010 and 2009, respectively:

	2010	2009
Audit Fees	$428,600	$448,300
Audit-Related Fees	25,000	105,000
Tax-Related Fees	-0-	-0-
All Other Fees	-0-	1,500

        The audit and audit-related fees for the years ended January 31, 2010 and January 31, 2009 were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory audits, consents, financial due diligence on prospective transactions and assistance with review of documents filed with the SEC.

Policy on Accounting Matters; Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee administers the Company's engagement of Ernst &Young LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis. All services provided by Ernst & Young LLP during the fiscal years ended January 31, 2009 and 2010 were pre-approved by the Audit Committee. In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Ernst & Young LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent auditor to perform the services. The Audit Committee has determined that performance by Ernst & Young LLP of the non-audit services related to the fees on the table above did not affect their independence.

        Prior to engagement, the Audit Committee pre-approves all independent auditor services. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

OTHER MATTERS

        Management is not aware of any other matters to be presented for action at the meeting or any adjournment thereof. However, if any matters come before the meeting, it is intended that shares represented by proxy will be voted in accordance with the judgment of the persons voting them.

 SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Requirements for shareholder proposals to be considered for inclusion in the Company's proxy materials:

        SEC rules and regulations provide that a shareholder wishing to include a proposal in the proxy statement for the Company's 2011 annual meeting of Shareholders must submit the proposal so that it is received by the Company at its principal executive office, attention Corporate Secretary, at 24007 Ventura Boulevard, Calabasas, California, 91302, no later than January 28, 2011.

Requirements for shareholder proposals to be brought before an Annual Meeting:

        In accordance with the Company's Bylaws, shareholders must deliver notification of their intent to submit a proposal or director nomination for consideration at the 2011 annual meeting between March 8, 2011 and April 7, 2011.

        Shareholders who wish the Nominating Committee to consider a candidate for nomination as a director at the 2011 annual meeting of shareholders must submit advance notice of the nomination to the Committee a reasonable time prior to the mailing date of the proxy statement for the 2011 annual meeting. The Nominating Committee considers all nominees on their merits.

        A shareholder's notice of a proposed nomination for director to be made at an annual meeting must include the following information:

  •
  the name and address of the shareholder proposing to make the nomination and of the person or persons to be nominated;

  •
  a representation that the holder is a shareholder entitled to vote his, her or its shares at the annual meeting and intends to vote his or her shares in person or by proxy for the person or persons nominated in the notice;

  •
  a description of all arrangements or understandings between the shareholder(s) supporting the nomination and each nominee;

  •
  any other information concerning the proposed nominee(s) that the Company would be required to include in the proxy statement if the Board of Directors made the nomination; and

  •
  the consent of the nominee(s) to serve as director if elected.

COMMUNICATIONS WITH DIRECTORS

        You may communicate with the members of the Audit Committee, the Compensation Committee, the Governance Committee and the Nominating Committee, or with the Company's independent directors as a group, by writing to any such person or group c/o of the Corporate Secretary at 24007 Ventura Boulevard, Calabasas, California 91302.

        Communications are distributed to the Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, including the following: junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the proviso that any communication that is not distributed will be made available to any independent director upon that director's request.

        Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be delivered to the hotline.

 DIRECTOR ATTENDANCE AT ANNUAL MEETING

        The Company does not have a policy regarding director attendance at the Company's annual meetings of shareholders, although it encourages all directors to attend. All directors attended the Company's 2009 annual meeting of shareholders.

CODE OF ETHICS

        The Company has adopted a Code of Ethics applicable to the principal executive officer and senior financial executives, including the chief financial officer and chief accounting officer, of the Company, as well as all employees and directors of the Company. The Code of Ethics is published on the Company's website located on the Internet at www.ntscorp.com, under "Investor Information." The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics applicable to senior financial executives on its website within four business days following the date of such amendment or waiver.

SEPARATE COPY OF ANNUAL REPORT OR PROXY MATERIALS

        If you share an address with another shareholder, each shareholder may not receive a separate copy of our annual report and proxy materials. Shareholders who do not receive a separate copy of our annual report and proxy materials, and who want to receive a separate copy, may request to receive a separate copy of our annual report and proxy materials by writing to Investor Relations at National Technical Systems, Inc., 24007 Ventura Boulevard, Calabasas, CA 91302 or by calling 818-591-0776. We will undertake to deliver promptly a copy of the annual report or proxy materials, as applicable, upon the receipt of such request. Shareholders who share an address and receive multiple copies of our annual report and proxy materials may also request to receive a single copy following the instructions above.

        IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTES. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X NATIONAL TECHNICAL SYSTEMS, INC. 017AOB 3 3 A V + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4. For Against Abstain 2. To consider and act upon a proposal to amend the Company’s 2006 Equity Incentive Plan (The “2006 Plan”) to increase the number of shares reserved for issuance under the 2006 Plan from 300,000 to 1,800,000. 4. To transact any other business that may properly come before the meeting or any adjournment of the meeting. For Against Abstain 3. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2011. Change of Address — Please print new address below. 01 - Aaron Cohen 02 - John Foster 03 - Dan Yates 1. Election of Directors: For Withhold For Withhold For Withhold 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 5 8 1 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING OF SHAREHOLDERS Friday, July 16, 2010 at 11:00 a.m. The undersigned hereby appoints Don Tringali and William McGinnis, and each of them, attorneys with power of substitution, to vote, as designated below, all stock of the undersigned at the above meeting and at any adjournment or adjournments thereof. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR-NOMINEES, “FOR” THE AMENDMENT TO INCREASE THE NUMBER OF SHARES UNDER THE 2006 EQUITY INCENTIVE PLAN AND “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. This proxy is solicited on behalf of the Board of Directors, and may be revoked by the shareholder delivering it prior to its exercise by filing with the corporate secretary of the company an instrument revoking this proxy or a duly executed proxy bearing a later date or by appearing and voting in person at the meeting. This proxy is valid only when signed and dated. Notice of Internet Availability of Proxy Materials The Notice of Meeting, proxy statement and proxy card are available at https://materials.proxyvote.com/638104 Proxy — NATIONAL TECHNICAL SYSTEMS, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X NATIONAL TECHNICAL SYSTEMS, INC. 017APB 1 U PX + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4. For Against Abstain 2. To consider and act upon a proposal to amend the Company’s 2006 Equity Incentive Plan (The “2006 Plan”) to increase the number of shares reserved for issuance under the 2006 Plan from 300,000 to 1,800,000. 4. To transact any other business that may properly come before the meeting or any adjournment of the meeting. For Against Abstain 3. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2011. 01 - Aaron Cohen 02 - John Foster 03 - Dan Yates 1. Election of Directors: For Withhold For Withhold For Withhold 0 2 5 8 1 8 2

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING OF SHAREHOLDERS Friday, July 16, 2010 at 11:00 a.m. The undersigned hereby appoints Don Tringali and William McGinnis, and each of them, attorneys with power of substitution, to vote, as designated below, all stock of the undersigned at the above meeting and at any adjournment or adjournments thereof. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR-NOMINEES, “FOR” THE AMENDMENT TO INCREASE THE NUMBER OF SHARES UNDER THE 2006 EQUITY INCENTIVE PLAN AND “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. This proxy is solicited on behalf of the Board of Directors, and may be revoked by the shareholder delivering it prior to its exercise by filing with the corporate secretary of the company an instrument revoking this proxy or a duly executed proxy bearing a later date or by appearing and voting in person at the meeting. This proxy is valid only when signed and dated. Notice of Internet Availability of Proxy Materials The Notice of Meeting, proxy statement and proxy card are available at https://materials.proxyvote.com/638104 Proxy — NATIONAL TECHNICAL SYSTEMS, INC.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be held July 16, 2010
PROXY STATEMENT For ANNUAL MEETING OF SHAREHOLDERS To be held July 16, 2010
INFORMATION CONCERNING SOLICITATION AND VOTING STOCK
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Equity Compensation Plan Information
Remuneration of Directors and Officers
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2 APPROVAL OF AMENDMENT TO 2006 EQUITY INCENTIVE PLAN
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
COMMUNICATIONS WITH DIRECTORS
DIRECTOR ATTENDANCE AT ANNUAL MEETING
CODE OF ETHICS
SEPARATE COPY OF ANNUAL REPORT OR PROXY MATERIALS